STOCK /MEMBERHIP EXCHANGE AGREEMENT

This Stock/Membership Exchange Agreement (Agreement') is made and entered into this 31st day of July, 2010, between and among E-Check Holdings, Inc. a Nevada Corporation, hereinafter referred to as ("ECI") and the Membership of E-Check 21, LLC., hereinafter referred to as ("Member") of a Florida Corporation, hereinafter referred to as (EC21).

WHEREAS, "ECI" desires to acquire One Hundred percent (100% Membership of "EC21", representing one hundred percent (100%) of its Membership in exchange for a total of 100,000,000 shares of common stock representing One Hundred percent (100%) of the issued and outstanding shares of "ECI".

The one hundred percent membership of "EC21" is held by one member and _Manager, Emailacheck, LLC.

Member will exchange its ownership of "EC21" for100, 000,000 shares of ECI", which represents One Hundred percent (100%) of the total issued and outstanding shares of "ECI"

WHEREAS, "ECI" and the Member agree that it is in the best interest of "ECI" and the Member to enter into this Agreement on the terms and mid conditions set forth below; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

Section 1.1 E- Check 21. LLC, Inc.

Contemporaneously with the execution of this Agreement, the Member shall transfer, convey, assign and deliver to "ECI" One hundred percent (100%) of "EC21", and shall deliver to "ECI", Memberships Certificates duly transferred and nominated in favor of "ECI" in form and substance satisfactory to "ECI". The transaction by which such transfer shall take place is hereinafter referred to as the Exchange.

ARTICLE II

THE CLOSING

The Closing of the transactions contemplated by this Agreement (the Closing") shall take place at 10 am, on July 31st, 2010 (the Closing Date"), at the offices of "ECI" or at such other time and place as agreed upon by the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE MEMBER

The Member hereby represents and warrants to "ECI" as follows:

Section 3.1 Organization and Capitalization.

The Member owns, beneficially and of record, 100% Membership of "EC21" set forth above. The shares of "EC21" are owned by the Member free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. The Member has the unrestricted right and power to transfer, convey and deliver full ownership of such shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority and upon the transfer of such shares to "ECI" as contemplated herein, "ECI" will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

Section 3.2 Authorization.

The Member is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for them. All action on the part of the Membership interest necessary for the authorization, executed, delivery and performance of this Agreement by the Member has been taken and will be taken prior to closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of the Member and be enforceable against the Member in accordance with its terms and provisions, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 3.3 Pending Claims.

There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the Member's knowledge, threatened with respect to the transfer to "ECI" of the "Ec21" membership owned by the Member, including "EC21" as an entity, or the performance of this Agreement by the Member of "EC21".

Section 3.4 Litigation.

No litigation is pending or, to Member's knowledge, threatened, against the Member or "EC21", which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of ally of the transactions contemplated hereby or thereby.

Section 3.5 No Breaches or Defaults.

The execution, delivery and performance of this Agreement by "EC21" C does not: (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim or encumbrance of any kind upon the "EC21" Membership interest or (iii) require any authorization, consent, approval, exemption or other action by or note to or filing with any third party or Governmental Authority under any provision of: (a) any applicable legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the "EC21" Membership interest may be bound or affected. For purposes of this Agreement, 'Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement. 'Legal Requirement" means any law, statute, ordinance, writ, injunction, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6 Consents.

No permit, consent, approval or authorization of; or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of "EC21" in connection with the execution and delivery by "EC21" as to this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 3.7 Financial Information.

"Ec21" will deliver to "ECI" the audited balance sheets of "EC21" dated ____________________, ___________________________, as well as for the stub period ending July 31st 2010, together with the related statements of income, changes in shareholder's equity and cash flow for the years then ended, including the related notes, all certified by Sam Kan, CPA, certified public accountant, and prepared in accordance with generally acceptable accounting principles. Except as, and to the extent reflected or reserved against in the forgoing, "EC21", as of, July 31st, 2010, has no liability or obligation of any nature whether absolute, accrued, contingent or otherwise, not fully reflected or reserved against. As of the Closing Date, there will not have been any material change in the financial condition of "EC21" from that reflected in forgoing.

Section 3.8 Taxes.

"EC21" has filed all federal tax returns and reports due or required to be filed, and has paid all taxes, interest payments and penalties, if any, required to be paid with respect thereto. "EC21" has no taxes due or accruable for any periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any tax or governmental charge of any nature.

Section 3.9 Compliance with Laws.

"EC21"is, and at all times prior to the date hereof has been, in compliance with all statutes, orders, rules, ordinances and regulations (including without limitation, statutes, orders, rules, ordinances and regulations pertaining to zoning, health, safety, environmental and securities law matters) applicable to it or to the ownership of its assets or tile operation of its businesses and "EC21" has no basis to expect, nor have, received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation.

Section 3.10 Books and Records,

The books of account, minute books stock record books and other records of'EC21", all of which have been made available to "ECI", are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all of these books and records will be in the possession of "ECI".

Section 3.11 No Pending Transactions.

There are no contracts, agreements. Commitments, understandings or proposed transactions, whether written or oral to which "EC21"is party or by which it is bound that has been previously provided to "ECI". Except for the transactions contemplated by this Agreement, "EC21"is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) The sale, merger, consolidation, acquisition or recapitalization of'EC21", or (ii) the sale of all or substantially all of the assets of "EC21".

Section 3.12 Disclosures.

No representation or warranty of the "EC21"or the Member contained in this Agreement (including any exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Of
E-Check Holdings, Inc.

"ECI" hereby represents and warrants to the Member as follows:

Section 4.1 Organization and Capitalization.

"ECI" is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the businesses in which it is engaged, to own the

properties entities and businesses that it owns currently and will own at and after the Closing. The authorized capital stock of "ECI" consists of 200,000,000 shares of common stock, $0.001 par value, of which, immediately prior to the closing, 100,000,000 shares of common stock are validly issued and outstanding which will represent 100% of the authorized issued and outstanding shares of "ECI" upon the closing. There are no shares of preferred stock authorized, issued or outstanding. All of such issued and outstanding shares of common stock of "ECI" have been duly authorized are validly issued and are fully paid and non-assessable. None of the shares were issued in violation of any preemptive rights. There are no existing warrants, options, rights of first refusal, conversion rights, calls, commitments or other agreements of any character pursuant to which "ECI" is or may become obligated to issue any of its stock or securities. "ECI" has no obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

Section 4.2 Authorization.

"ECI" is a corporation with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for itself. All action on the part of "ECI" necessary for the authorization, execution, delivery and performance of this Agreement by "ECI" have been taken or will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of "ECI" enforceable against "ECI" in accordance with its terms, except as may he limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.3 No Breaches or Defaults.

The execution, delivery, and performance of this Agreement by "ECI" does not: (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the "ECI" Common Stock, or (iii) require any authorization, consent, approval, exemption, or other action by or note to or fling with any third party or (governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which "ECI" is a party or by which the "ECI" Common Stock may be bound or affected, For purposes of this Agreement. "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, ordinance, writ, injunction, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, amid the terms of any license or permit issued by any Governmental Authority.

Section 4.4 Pending Claims.

There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of "ECI"'s knowledge, threatened with respect to the transfer to the "EC21" Members Common Stock or the performance of this Agreement by "ECI".

Section 4.5 Consents.

No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of "ECI" in connection with the execution and delivery by "ECI" of this Agreement or the consummation n and performance of the transactions contemplated hereby.

Section 4.6 Financial information.

"ECI" will deliver to "EC21" the unaudited balance sheets of "ECI" dated as of July 31, 2010, and an unaudited July 31, 2010, financial statement, together with the related statements of income, changes in shareholder's equity and cash flow for the year then ended, including the related notes, all certified by Sam Kan, CPA, certified public accountant, and prepared in accordance with generally acceptable accounting principles, Except as, and to the extent reflected or reserved against in the forgoing, "ECI", as of July 31, 2010, has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, not fully reflected or reserved against. As of the Closing Date, there will not have been any material change in the financial condition of "ECI" from that reflected in forgoing.

Section 4.7 Taxes

"ECI" has filed all federal tax returns and reports due or required to be filed, and has paid all taxes, interest payments and penalties, if any, required to be paid with respect thereto. "ECI" has no taxes due on accruable for any periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any tax or governmental charge of any nature.

Section 4.8 Compliance with Laws.

"ECI" is, and at all times prior to the date hereof has been, in compliance with all statutes, orders, rules, ordinances and regulations (including without limitation, statutes, orders, roles, ordinances and regulations pertaining to zoning, health, safety, environmental and securities law matters) applicable to it or to the ownership of its assets or the operation of its, businesses and "ECI" has no basis to expect, nor has received, any order or notice of any such violation or claim of violation of ally such statute, order, rule ordinance or regulation.

Section 4.9 Books and Records.

The books of account, minute books, stock record books and other records of "ECI", all of which have been made available to the Members, are accurate and complete and have been maintained in accordance with sound business practices, At the Closing, all of these books and records will be in the possession of "ECI"

Section 4.10 No Pending Transactions.

There are no contracts, agreements. Commitments, understandings or proposed transactions whether written or oral to which "ECI" is a party or by which it is bound. Except for the transactions contemplated by this Agreement, "ECI" is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of "ECI" or (ii) the sale of all on substantially all of the assets of "ECI".

Section 4. 11 Litigation.

No litigation is pending, or, to "ECI"'s knowledge, threatened, against "ECI", or its assets or properties which seek to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards' against "ECI" or any of its assets or properties.

Section 4.12 Disclosure.

No representation or warranty of "ECI" contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CLOSING AND DELIVERY

Section 5.1(a) Closing Documents of the "EC21" Member.

The obligations of Member to effect the transactions contemplated hereby are subject to the delivery by the Member at Closing of certificates evidencing its "EC21" Stock, duly endorsed for transfer by the Member to "ECI" as contemplated by this Agreement, in form and substance satisfactory to counsel for "ECI".

Section 5.1(b) Closing Documents of "ECI".

The obligations of time for the Member to effect the transactions contemplated hereby are subject to each of the following conditions:

(i) The Member shall have received an officer and directors certificate dated the Closing Date and signed by the officers and directors of "ECI" that the representations and warranties made by "ECI" in Article IV hereof are true and correct on the Closing Date;

(ii) "ECI" shall have delivered either (a) certificates evidencing ownership in the name of Emailacheck, LLC of "ECI"'s Common Stock bearing appropriate legend in accordance with the

applicable terms and provisions of the Federal Securities Laws, duly executed for issuance by "ECI" to the Member as contemplated by this Agreement in the amounts as set forth hereinabove, or (b) a letter of instruction from a duly authorized officer of "ECI" to Action Stock Transfer, ("ECI"'s transfer agent), instructing the transfer agent to duly issue stock certificates evidencing 100,000,000 shares of Common Stock of "ECI" to the Member, all as contemplated by this Agreement, in form and substance satisfactory to the Member;

(iii) The Board of Directors of "ECI" shall have approved and authorized the transactions contemplated herein;

(iv) "ECI" shall provide to the Member the written legal opinion dated as of the Closing Date, in form and substance satisfactory to the Member.

ARTICLE VI

NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 6.1 Nature of Statements.

All statements contained herein, or in any certificate or other written instrument delivered by or on behalf of the parties hereto or shall be deemed representations and warranties by "ECI" and "EC21" and the Member, as the case may be. No investigation by any party hereto nor failure by any party hereto, to make any investigation, shall constitute a waiver of any representation, warranty, covenant, or agreement of any party hereto, nor relieve such other party of any obligation with respect to the accuracy or fulfillment thereof.

Section 6.2 Effect.

Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect hereof all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive Closing and continue in effect thereafter for the maximum period allowed by law,

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification.

"EC21" and the Member jointly and severally agree to and shall indemnify, defend (with legal counsel reasonably acceptable to "ECI"), and hold "ECI" and its officers and directors harmless at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage, penalty or injury, and all reasonable costs and expenses (including reasonable attorneys' fees and costs of any suit related thereto) suffered or incurred by

"ECI" arising from (a) any misrepresentation by, or breach of any covenant or warranty of the Member and "EC21" contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Member and "EC21" hereunder, (b) any nonfulfillment of any agreement on the part of the Member and "ECI" under this Agreement, or (c) from any material misrepresentation in or material omission from, any certificate or other instrument furnished or to be furnished to "ECI" hereunder.

Section 7.2 Indemnification.

"ECI" agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Member and"EC21") and hold the Member andEC21", their agents, affiliates and assigns harmless at all times after the date of the Agreement from and against, and in respect of any liability, claim, deficiency, loss, damage, penalty or injury, and all reasonable costs and expenses (including reasonably attorneys fees and costs of any suit related thereto) suffered or incurred by the Member and/or"EC21", arising from (a) any misrepresentation by, or breach of any covenant or warranty of "ECI" contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by "ECI" hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful), which if true would be such a misrepresentation or breach; (b) any nonfulfillment of any agreement on the part of "ECI" under this Agreement, or from any misrepresentation in or omission from, any exhibit, certificate or other agreement or instrument furnished or to be furnished to the Member and for "EC21" hereunder; or (c) any suit, action, proceeding, claim,, or investigation against the Member and/or "EC21" which arises from or which is based upon or pertaining to "ECI"'s conductor operation of the business of the "ECI" and any other matter or state of facts relating to the transactions contemplated herein subsequent to Closing.

Section 7.3 Defense of Claims.

If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be giver' to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken); provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such, failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's, cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from

all liability on claims that are the subject matter of such proceeding.

Section 7.4 Default of Indemnification Obligation.

If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) arid to make any settlement or pay any judgment or verdict as the individual or entities dean necessary or appropriate in such individual's or entities' absolute sole discretion and to charge the cost of any such settlement payment, expense and costs, including reasonable attorneys' fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

ARTICLE VIII

CONDITIONS SUBSEQUENT

Section 8.1 Appointment of Officers and Director.

"ECI" Officers and Directors will remain in office.

.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Notice.

All notices and other communications provided for herein shall be in writing and shall he deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery;

(a) If to E-Check Holdings, Inc.

E-Check Holdings, Inc.
6001 NW 153 St #110
Miami Lakes, FL 33014 and Wasrco@aol.com

(b) If to the Member and/or E- Check 21. LLC to:

EMAILACHECK, LLC
6001 NW 153 St. #110
Miami Lakes, FL 33014 and Wasrco@aol.com

All notices and communications shall he deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. Any party hereto may change its address by notifying the other parties as provided for in this notice provision.

Section 9.2 Waiver.

Any waiver of any provision of this Agreement shall be effective only if in writing, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a waiver of any subsequent breach of such provision.

Section 9.3 Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns and may not be assigned unless agreed to in writing by all parties hereto.

Section 9.4 Counterparts.

This Agreement nay be executed in multiple counterparts, each of which shall he deemed an original but all of which shall he deemed one instrument.

Section 9.5 Headings and Sub-Headings,

The section headings and sub-headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.6 Entire Agreement.

This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject mailer hereof, and there are no warranties representations or other agreements among the parties in connection with the subject matter hereof except as sp"ECI"fically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by time parties hereto, All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Section 9.7 Validity and Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 9.8 Governing law,

This Agreement shall be construed and enforceable under and in accordance and governed by the laws of the State of Nevada.

Section 9.9 Costs and Expenses.

Expenses will be paid by "ECI"

SIGNATURES

E- Check 21, LLC, Inc.

____________________ ____________

Manager, Member Date

E-Check Holdings, Inc.

____________________ ____________

Ellen Luckman Gardner Date

President, Secretary, Treasurer, Director